 Exhibit 10.l

Loan Agreement

This Loan Agreement is made on the 30th day of June 2013 between (1) Kinbasha co.,ltd. (hereinafter referred to as the "Lender") ; (2) Shinestar K.K. (hereinafter referred to as the "Borrower") ; and (3) Satoshi Okamura (hereinafter referred to as the "Guarantor").

WHEREAS:

A. Lender owns and operates pachinko parlors, and believes that it would help its business to have convenience stores operating in or very near the parlors.

B. When Lender approached MINISTOP Co.,Ltd. a well-known national convenience store franchisor (the "Franchisor"), about opening a store near its pachinko parlor at 3891-10 Kawada-cho, Mito, Ibaraki (the "Parlor"), the Franchisor advised Lender that it would but the store could not be owned by Lender due to the difficulty Lender might have in obtaining the necessary licenses as a result of its financial condition.

C. At the request of Lender, Guarantor agreed to form Borrower to build, open and operate a convenience store under the name of Franchisor at 3891-503 Kawada-cho, Mito (the "Store").

D. In April 2013, Borrower needed funds to pay the contractor and Franchisor for the build out and initial opening expenses, including the franchise fee, in order to open the Store (the "Opening Costs").

E. Borrower had applied for a bank loan, but such loan had not been approved.

F. Borrower requested Lender make a loan to it in the amount of JPY 37,135,873 (the "Loan") to pay for these expenses so that Borrower may open the Store, which opened on April 26, 2013.

G. Guarantor was willing to guarantee the Loan.

H. On the terms and subject to the conditions set forth in this Agreement, and because Lender believed the Store will be beneficial to the business of Lender, Lender made the Loan to Borrower on April 22, 2013.

I. This Loan Agreement confirms the agreement of Lender, Borrower and Guarantor with respect to the Loan.

IT IS HEREBY AGREED BY THE PARTIES AS FOLLOWS:

1. Upon the terms and subject to the conditions contained in this Loan Agreement, on April 22, 2013 (the "Loan Date"), Lender made the Loan to Borrower solely to pay the Opening Costs in connection with.
2. Borrower shall repay the Loan no later than March 31, 2014 by wire transfer to the account designated by Lender. The Loan shall be repaid in full and shall carry an interest rate of 3% per annum from the Loan Date.
3. Lender receives (1) the Loan Agreement; (2) Registration certificate of Shinestar K.K.; (3) Residential certificate of Satoshi Okamura; and (4) Certificate of seal-impression.
4. Borrower agrees to pay stamp duty concern to this Loan Agreement other than repayment of principal, interest and penalty.
5. Borrower may repay the Loan or any part early with interest due to the Loan.
6. Borrower has no objection to Lender's priority order of applying the Borrower's payment (the first: interest, second: penalty and third: principal).
7. Notwithstanding anything herein contained, the Loan will become due and payable or repayable forthwith on demand by Lender if Borrower is in breach of any of the provisions of this Loan Agreement.
8. If the Loan is not paid when due, Borrower agree to pay penalty interest of 14.5% per annum until the Loan is paid in full.
9. Guarantor guarantees all of obligation of Borrower under this Loan Agreement.
10. In the event of any dispute arising concern to this Loan Agreement, a trial will be held at the court in Lender's residential area.

AS WITNESS WHEREOF Borrower and Lender have hereunto caused this Loan Agreement to be executed as of the date first above written.

SIGNED by LENDER
Name: Kinbasha co.,ltd. CEO Masatoshi Takahama

SIGNED by BORROWER
Name: Shinestar K.K. CEO Satoshi Okamura

SIGNED by Guarantor
Name: Satoshi Okamura